Exhibit 10.3

(Bilateral Form)(ISDA Agreements Subject to New York Law Only)

ISDA®

International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

ISDA 2002 Master Agreement

……………………………………………………………………………….

dated as of …O…ct…ob…er…3…, 2…02…3 ….

Wells Fargo Commodities, LLC, a Delaware limited liability company between

Montana Renewables, LLC, a Delaware limited liability company

……………………………………………………. and …………………………………………………

(“Party A”)(“Party B”)

This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows:—

Paragraph 1. Interpretation

(a)Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.
(b)Secured Party and Pledgor. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.

Paragraph 2.  Security Interest

Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Copyright © 1994 by International Swaps and Derivatives Association, Inc.

Paragraph 3. Credit Support Obligations

(a)Delivery Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the amount by which:
(i)the Credit Support Amount exceeds
(ii)	the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.
(b)Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds the Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:
(i)the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds
(ii)	the Credit Support Amount.

“Credit Support Amount” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

Paragraph 4. Conditions Precedent, Transfer Timing, Calculations and Substitutions

(a)Conditions Precedent. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the conditions precedent that:
(i)no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and
(ii)no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.

(b)Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.
(c)Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).

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(d)	Substitutions.
(i)Unless otherwise specified in Paragraph 13, upon notice to the Secured Party specifying the items of Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and
(ii)subject to Paragraph 4(a), the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.

Paragraph 5. Dispute Resolution

If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:

(i)In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:
(A)utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;
(B)calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction); and
(C)utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.
(ii)In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.

Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

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Paragraph 6. Holding and Using Posted Collateral

(a)Care of Posted Collateral. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.
(b)	Eligibility to Hold Posted Collateral; Custodians.
(i)General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.
(ii)Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.
(iii)Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.
(c)Use of Posted Collateral. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to:
(i)sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and
(ii)	register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.

For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.

(d)	Distributions and Interest Amount.
(i)Distributions. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

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(ii)Interest Amount. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.

Paragraph 7. Events of Default

For purposes of Section 5(a)(iii)(1) of this Agreement, an Event of Default will exist with respect to a party if:

(i)that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;
(ii)that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or
(iii)that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.

Paragraph 8. Certain Rights and Remedies

(a)Secured Party’s Rights and Remedies. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:
(i)all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;
(ii)any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any;
(iii)the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and
(iv)the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.

Each party acknowledges and agrees that Posted Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.

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(b)Pledgor’s Rights and Remedies. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that are then due under Section 6(e) of this Agreement):
(i)the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;
(ii)the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;
(iii)the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and
(iv)	to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to

(iii) above, the Pledgor may:

(A)Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and
(B)to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.
(c)Deficiencies and Excess Proceeds. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).
(d)Final Returns. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.

Paragraph 9. Representations

Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that:

(i)it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;
(ii)it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;
(iii)upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and
(iv)the performance by it of its obligations under this Annex will not result in the creation of any security interest, lien or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

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Paragraph 10. Expenses

(a)General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.
(b)Posted Credit Support. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).
(c)Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.

Paragraph 11. Miscellaneous

(a)Default Interest. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.
(b)Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.
(c)Further Protection. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).
(d)Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.
(e)Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.
(f)Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

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Paragraph 12. Definitions

As used in this Annex:—

“Cash” means the lawful currency of the United States of America. “Credit Support Amount” has the meaning specified in Paragraph 3. “Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13. “Delivery Amount” has the meaning specified in Paragraph 3(a). “Disputing Party” has the meaning specified in Paragraph 5.

“Distributions” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.

“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Eligible Credit Support” means Eligible Collateral and Other Eligible Support.

“Exposure” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

“Independent Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as follows:

(x)	the amount of that Cash on that day; multiplied by
(y)	the Interest Rate in effect for that day; divided by
(z)	360.

“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.

“Interest Rate” means the rate specified in Paragraph 13.

“Local Business Day”, unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.

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“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Notification Time” has the meaning specified in Paragraph 13.

“Obligations” means, with respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.

“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.

“Other Posted Support” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.

“Pledgor” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.

“Posted Credit Support” means Posted Collateral and Other Posted Support.

“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.

“Resolution Time” has the meaning specified in Paragraph 13.

“Return Amount” has the meaning specified in Paragraph 3(b).

“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13.

“Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).

“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

“Threshold” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.

“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable:

(i)in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;
(ii)in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;
(iii)in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and
(iv)	in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.

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“Valuation Agent” has the meaning specified in Paragraph 13.

“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13. “Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13. “Valuation Time” has the meaning specified in Paragraph 13.

“Value” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:

(i)	Eligible Collateral or Posted Collateral that is:
(A)	Cash, the amount thereof; and
(B)a security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;
(ii)	Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and
(iii)	Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

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(Bilateral Form)(ISDA Agreements Subject to New York Law Only)

ISDA®

International Swaps and Derivatives Association, Inc.

CREDIT SUPPORT ANNEX

to the Schedule to the

ISDA 2002 MASTER AGREEMENT

dated as of October 3, 2023 between

WELLS FARGO COMMODITIES, LLC (“Party A”)

and

MONTANA RENEWABLES, LLC (“Party B”)

This Annex supplements, forms part of, and is subject to, the ISDA Master Agreement referred to above (this “Agreement”), is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.

Accordingly, the parties agree as follows: -

Paragraphs 1 - 12. Incorporation

Paragraphs 1 through 12 inclusive of the ISDA Credit Support Annex (Bilateral Form) (ISDA Agreements Subject to New York Law Only) published in 1994 the (“CSA”) by the International Swaps and Derivatives Association, Inc. are incorporated herein by reference and made a part hereof.

Paragraph 13. Elections and Variables

(a)	Security Interest for “Obligations”. The term “Obligations” as used in this Annex includes no additional obligations with respect to Party A and Party B.

(b)	Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)“Delivery Amount” has the meaning specified in Paragraph 3(a). Provided that no Event of Default or Termination Event in respect of Party B has occurred and is continuing (and no Potential Event of Default in respect of Party B pursuant to Sections 5(a)(i) (Failure to Pay or Deliver) or 5(a)(vii) (Bankruptcy) of the Agreement has occurred and is continuing), Party A shall, on each Valuation Date, and regardless of whether any Commodity repurchase Transactions then exist or are permitted, fund the Delivery Amount to Party B (and Party B shall be deemed to have requested each such Delivery Amount on each such Valuation Date), from time to time subject to the Master Confirmation and the Credit Support Annex, not to exceed in aggregate the Maximum Facility Amount, but only to the extent that a calculation of Exposure would be a positive number that results in a Delivery Amount required to be delivered pursuant to the Credit Support Annex from Party A to Party B. Each party shall be deemed, on each Valuation Date, to have made demand on the other party for remittance of the applicable Delivery Amount or Return Amount, as applicable.

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)“Credit Support Amount” means, for any Valuation Date, the Secured Party's Exposure for that Valuation Date; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount results in an amount less than zero.

(ii)	Eligible Collateral. Subject to the provisions of this Annex, each of the following items will qualify as “Eligible Collateral” for the party specified (as the Pledgor):

Party AParty BValuation

Percentage

(A)	Cash: immediately available cash funds that are denominated in U.S. Dollars.

YESYES100%

(iii)	Other Eligible Support. Not applicable.

(iv)	Thresholds.

(A)	“Independent Amount” means for Party A: zero; and

“Independent Amount” means for Party B: zero.

(B)	“Threshold” means for Party A: zero; and

“Threshold” means for Party B: zero.

(C)	“Minimum Transfer Amount” means with respect to Party A: $100,000; and

“Minimum Transfer Amount” means with respect to Party B: $100,000,

provided that if an Event of Default or an Additional Termination Event exists with respect to a party, the Minimum Transfer Amount for that party shall be zero, provided further that if the Secured Party is holding Posted Collateral and the Credit Support Amount required to be maintained by the Pledgor is, or is deemed to be, zero for any day, then for purposes of Paragraph 3(b), the Secured Party’s Minimum Transfer Amount for that day will be deemed to be zero with respect to that Posted Collateral.

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down

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respectively to the nearest integral multiple of $10,000.

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(c)	Valuation and Timing.

(i)	“Valuation Agent” means Party A, provided that it is acknowledged that the function of the Valuation Agent hereunder is administrative in nature, Party A is not acting as Party B’s agent, advisor or fiduciary for such purpose, and Party B shall remain responsible for making its own demands for a Delivery Amount or Return Amount based on the Valuation Agent’s calculations of Value and Exposure provided to Party B for the relevant Valuation Date; provided that in all cases, if an Event of Default has occurred and is continuing with respect to the party designated as the Valuation Agent, then in such case, and for so long as the Event of Default is continuing, the other party shall be the Valuation Agent.

(ii)“Valuation Date” means Wednesday of each calendar week during the term of this Annex (as determined pursuant to Paragraph 13(m)(iv) below), unless such day is not a Local Business Day, in which case the “Valuation Date” shall be the immediately following Local Business Day.

(iii)	“Valuation Time” means the close of business in New York City on the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)	“Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(v)Transfer Timing. For purposes of Paragraph 4(b), if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the same Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day.

(vi)For purposes of Paragraph 8(b)(iv)(B), “Value” shall have its meaning as defined in Paragraph 12 of this Annex, except the words "multiplied by the applicable Valuation Percentage, if any" shall be disregarded.

(d)	Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Events will be a “Specified Condition” for the party specified (that party being the Affected Party if the Termination Event occurs with respect to that party):

	Party A	Party B
Illegality	YES	YES
Additional Termination Events	NO	YES

provided that, in the case of an Illegality, if the Affected Party would be entitled to receive Eligible Credit Support or Posted Credit Support from the other party but for that Specified Condition, then (i) the parties may exercise their rights under Section 6(b)(iv)(2)(A) of this Agreement for such Illegality whether or not the Waiting Period has expired, and (ii) Section 6(b)(iv)(2)(B) of this Agreement will not apply if the Affected Party fails to receive Eligible Credit Support or Posted Credit Support from the other party as the result of an event under Section 5(b)(i)(2) of this Agreement being a Specified Condition.

(e)	Substitution. The provisions of Paragraph 4(d) will not apply.

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(f)Dispute Resolution. The provisions of Paragraph 5 will not apply. Dispute resolution is provided for instead in Section 11(b) of the Master Confirmation, dated as of October 3, 2023, between Party A and Party B.

(g)	Holding and Using Posted Collateral.

(i)	Eligibility to Hold Posted Collateral; Custodians. Subject to paragraph 6(c), Each of Party A and Party B will be entitled to hold Posted Collateral itself or through a Custodian pursuant to Paragraph 6(b).

(ii)Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to both parties, and (for the avoidance of doubt) Party B shall be entitled to hold and use for any lawful purposes the Posted Collateral.

(h)	Distributions and Interest Amount.

(i)	Interest Rate. Notwithstanding anything to the contrary in Paragraphs 1 through 12 (inclusive), no Interest Amounts shall accrue in respect of the Posted Credit Support and instead the Parties shall exchange and apply the amounts determined in accordance with clause 3 (Transaction Fee Rate) of the Master Confirmation.

(ii)	Transfer of Positive Interest Amount or AV Negative Interest Amount. Not applicable.

(iii)	Alternative to Positive Interest Amount or AV Negative Interest Amount. Not applicable.

(i)	Additional Representation(s). Not applicable.

(j)	Other Eligible Support and Other Posted Support. Not applicable.

(k)	Demands and Notices. Part 4(a) of the Schedule to the Agreement shall apply, mutatis mutandis, to the CSA.

To Party A:

WELLS FARGO COMMODITIES, LLC

550 S. Tryon St., 6th Floor

Coll Mgmt – MAC-- D1086-063

Charlotte, NC 28202

Attention: Collateral Management Phone: (704) 410-9218

Email: collateral.mgmt@wellsfargo.com

To Party B:

MONTANA RENEWABLES, LLC

1807 3rd Street NW Great Falls, MT 59404

Attention: Chief Financial Officer Phone: 317-328-5660

5

Email: vincent.donargo@calumetspecialty.com With copy to:

Chief Financial Officer

Calumet Specialty Products Partners, L.P. 2780 Waterfront Parkway E. Drive Indianapolis, IN 46214

Phone: 317 328 5660

Email: vincent.donargo@calumetspecialty.com

Calumet Legal Dept., Attention Assistant General Counsel 2780 Waterfront Parkway E. Drive

Indianapolis, IN 46214

Phone: 317 328 5660

Email: greg.morical@calumetspecialty.com And

Joshua P. Agrons, Esq.

Norton Rose Fulbright US LLP 1301 McKinney Street, Suite 5100

Houston, TX 77010

Phone: 713 651 5529

Email: josh.agrons@nortonrosefulbright.com

(l)	Addresses for Transfers. For each Transfer hereunder, instructions will be provided by the recipient for that specific Transfer.

(m)	Other Provisions.

(i)	Exposure. The definition of “Exposure” in Paragraph 12 shall be deemed to be deleted and instead “Exposure” shall mean, for each Valuation Date, or other date for which Exposure is calculated, an amount in U.S. Dollars determined in accordance with Appendix 1 (Exposure Calculation) hereto; and (i) if such amount is positive, then Party B shall be deemed to have an Exposure to Party A equal to such amount (and Party A has no Exposure to Party B), or (ii) if such amount is negative then Party A shall be deemed to have an Exposure to Party B equal to the absolute value of such amount (and Party B has no Exposure to Party A), and in either case “Credit Support Amount” shall be construed accordingly.

(ii)	Expenses. Paragraph 10(b) is amended by adding the following at the end thereof:

“Notwithstanding this Paragraph 10(b), but subject to clause 17 of the Master Confirmation, Section 2(d) of the Agreement shall apply to any Indemnifiable Tax imposed on a payment or deemed payment by the Secured Party to the Pledgor described in Paragraph 6(d).”

(iii)Term and Termination. Notwithstanding anything to the contrary in Paragraphs 1 through 12 (inclusive), this Annex shall take effect from and including the Effective Date (as defined in the Master Confirmation, as defined in Appendix 1 hereto) and no payments or deliveries shall be made hereunder by either Party prior to such date. Irrespective of whether the Master Confirmation

6

remains outstanding, this Annex shall terminate on the final Valuation Date in October, 2026, except as explicitly provided for in the Master Confirmation. Upon the end of such term the Secured Party will Transfer to the Pledgor all Posted Credit Support pursuant to Paragraph 8(d) (Final Returns), subject to Paragraphs 8(a) (Secured Party’s Rights and Remedies) and 8(b) (Pledgor’s Rights and Remedies) (as applicable).

(iv)Maximum Facility Size - Accordion. Party B may from time to time request in writing to Party A that the Maximum Facility Size be increased, provided that:

(A)	Party B may not make more than four such requests;

(B)	each such request must be for an increase size of at least $10,000,000;

(C)the aggregate amount by which the Maximum Facility Size may be increased hereunder shall not exceed the Maximum Accordion Size (as defined in the Fee Letter); and

(D)Party B may not so request an increase in the Maximum Facility Size if the Total Inventory Value as of the date of such request is less than 101% of the proposed post-increase Maximum Facility Size.

Any such request may be granted by Party A in its sole discretion, subject to such additional terms as Party A and Party B may agree in respect thereof. If Party A grants any such request and the Maximum Facility Size is increased, then Party B shall pay a fee to Party A equal to the product of

(1) the Structuring Fee Percentage (as defined in the Fee Letter, as defined in the Master Confirmation) and (2) the amount of such increase, within three Business Days of demand by Party A (provided that Party A may elect, after written notice to Party B, to set off such fee against the first Delivery Amount owing from Party A to Party B after the Valuation Date on which such increase takes effect).

(v)Inventory Reporting. On or prior to 10:00 am Central Time on each Valuation Date (and more frequently as Party A may reasonably request), Party B shall provide Party A with a report (the “Collateral Inventory Report”) in writing, substantially in the form attached as Appendix 3 hereto, describing the location, quantity, value and ownership (i.e. Party A or Party B) of all Collateral Inventory (as defined in Appendix 1 hereto) as of 11:59 pm (Mountain Standard Time) (or as close as reasonably practicable thereto) on the calendar day immediately preceding the Valuation Date or such other date on which that Collateral Inventory Report is delivered.

(n)	2002 Master Agreement Protocol Amendments. This Annex is hereby amended by incorporating the amendments appearing in paragraphs (a) through (d) (inclusive) of Annex 14 of the 2002 Master Agreement Protocol published on July 15, 2003 by the International Swaps and Derivatives Association, Inc.

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IN WITNESS WHEREOF the parties have executed this Credit Support Annex as of the date hereof.

WELLS FARGO COMMODITIES, LLC

By: /s/ Rilla Park_________________________

Name: Rilla Park

Title: Authorized Signatory

MONTANA RENEWABLES, LLC

By: /s/ Vincent Donargo____________________

Name: Vincent Donargo

Title: Executive Vice President and Chief Financial Officer

Appendix 1 Exposure Calculation

“Exposure” for any Valuation Date shall be determined as an amount in U.S. Dollars equal to:

(i)	the aggregate of:

(A)the product of (1) the Index Price plus the Average Lien Differential as of that Valuation Date, (2) the Lien Volume as of that Valuation Date (subject to a minimum of zero) and (3) the Lien Advance Rate; plus

(B)	the product of (1) the Title Base Volume as of that Valuation Date and (2) the Change in Average Title Differential for that Valuation Date and (iii) the Title Advance Rate; plus

(C)	if the Lien Volume on that Valuation Date is negative (pursuant to a loan of Commodities pursuant to clause 7(d) of the Master Confirmation), the product of (1) that Lien Volume and (2) the unit price that would be determined pursuant to clause 2(i)(ii) of the Master Confirmation if such Valuation Date were the “Repurchase Date” for the Transaction in respect of the Current Repo Period (and zero otherwise);

minus

(ii)	an amount (subject to a minimum of zero) equal to (A) the Outstanding Facility Amount minus (B) the Maximum Facility Size, in each case as of that Valuation Date,

provided that, the Exposure on the final Valuation Date in October, 2026 shall be deemed to be zero for such date only.

where:

“Approved Lien Storage Facility” means each Title Storage Location (as defined in the Master Confirmation), the BNSF Rail Yard, the Moccasin Rail Yard and each other location as may be agreed between the parties from time to time, provided that a storage location will be excluded, and will cease to be an “Approved Lien Storage Facility”, if (i) it or the Commodities stored in it are the subject of a continuing Bring Forward Event or Rejection Event or

(ii) Party B fails, after giving effect to any applicable notice requirement or grace period, to perform its obligations under, comply with, or maintain in any material respect any Base Agreements related to such Approved Lien Storage Facility, and such failure results in (A) Party B receiving a notice of termination of such Base Agreement or (B) the termination of such Base Agreement; provided that the Commodities owned by Party B and stored or in transit within such location are subject to a perfected, first priority security interest in favor of Party A created by a Credit Support Document;

“Average Lien Differential” means, in respect of a Valuation Date, the volume weighted average Differential in respect of the Lien Volume on that Valuation Date;

“Average Title Differential” has the meaning given in the Master Confirmation;

“BNSF Rail Yard” means the storage yards operated by BNSF Railway Company or its successor in interest in the Great Falls, Montana area:

Appendix 1 - 1

“Change in Average Title Differential” means, in respect of a Valuation Date, an amount in U.S. Dollars (which may be positive or negative) equal to (a) the Average Title Differential in respect of that Valuation Date minus (b) the Average Title Differential in respect of the first day of the Current Repo Period;

“Collateral Inventory” means, from time to time, the total volume of Commodities (a) owned by Party A pursuant to Transactions subject to the Master Confirmation and (b) owned by Party B and subject to the security created by the Security Agreement in favor of Party A;

“Commodity” has the meaning given to it in the Master Confirmation;

“Current Repo Period” means, in respect of a Valuation Date, the Repo Period in which that Valuation Date falls (or if that Valuation Date falls in more than one Repo Period, the Repo Period beginning on that Valuation Date);

“Differential” means, in respect of a Commodity and a day, the amount in U.S. Dollars most recently published as the price differential for that Commodity in the applicable Jacobsen’s bulletin (promulgated at https://thejacobsen.com/) as specified in the column headed “Differential Reference” in the table in Appendix 2 hereto;

“Exchange” means the Chicago Board of Trade;

“Fee Letter” has the meaning given to it in the Master Confirmation;

“Index Price” means, in respect a day, the settlement price on that day for the Reference Contract or if such day is not a trading day on the Exchange, the settlement price in respect of that Reference Contract on the immediately preceding trading day on the Exchange);

“Lien Advance Rate” has the meaning given to it in the Fee Letter;

“Lien Volume” means the total volume of Commodities owned by Party B and subject to the security created by the Security Agreement in favor of Party which are stored at an Approved Lien Storage Facility, provided that (for the avoidance of doubt) “Lien Volume” will be negative with respect to a loan of a Commodities pursuant to clause 7(d) of the Master Confirmation;

“Master Confirmation” has the meaning given to it in the Schedule to the Agreement;

“Maximum Facility Size” means the Original Facility Size (as defined in the Fee Letter), subject to Paragraph 13(m)(v) (Maximum Facility Size - Accordion);

“Moccasin Rail Yard” means the storage yards operated by Central Montana Rail, Inc. or its successor in interest in Moccasin, MT, Denton, MT and Kingston, MT;

“Outstanding Facility Amount” means, as of any day, an amount in U.S. Dollars equal to the sum of:

(a)the product of (i) the Title Base Volume as of such day; (ii) the Index Price as of such day plus the prevailing Average Title Differential in respect of the first day of the Current Repo Period and (iii) the Title Advance Rate; plus

(b)	the Value of Posted Credit Support held by Party B (if any) as of that day; minus

(c)	the Value of Posted Credit Support held by Party A (if any) as of that day;

Appendix 1 - 2

“Reference Contract” means, in respect of a Valuation Date, the “next out” (second-to-expire) monthly futures contract identified in the column headed “Reference Contract” in the table in Appendix 2 hereto on the Exchange as of the first date of the then Current Repo Period;

“Repo Period” has the meaning given to it in the Master Confirmation;

“Security Agreement” has the meaning given to it in the Schedule to the Agreement; “Title Advance Rate” has the meaning given to it in the Fee Letter;

“Title Base Volume” has the meaning given to it Master Confirmation;

“Title Storage Facility” has the meaning given to it in the Master Confirmation; and “Total Inventory Value” means, in respect of a day, an amount in U.S. Dollars equal to:

(a)the product of (i) the Title Base Volume as of such day; (ii) the Index Price as of such day plus the prevailing Average Title Differential in respect of the first day of the Current Repo Period and (iii) the Title Advance Rate; plus

(b)the product of (i) the Lien Volume as of such day; (ii) the Index Price plus the prevailing Average Lien Differential, in each case as of such day and (iii) the Lien Advance Rate.

Appendix 1 - 3